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As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELLURIAN INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-0842255 (I.R.S. Employer Identification Number)

1201 Louisiana Street, Suite 3100
Houston, Texas 7702
(832) 962-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel A. Belhumeur
General Counsel
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
(832) 962-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John A. Elofson, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common stock, par value $0.01 per share	45,999,999	$6.92	$318,319,993	$38,580.38

(1)
The securities that may be offered pursuant to this Registration Statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such additional number of securities as may become issuable as a result of any stock split, stock dividend or similar event.

(2)
TOTAL Delaware, Inc. may offer and sell from time to time up to an aggregate of 45,999,999 shares of common stock of Tellurian Inc. ("Tellurian").

(3)
Estimated solely for the purpose of calculating the amount of the registration fee required pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of Tellurian common stock on the Nasdaq Capital Market on July 18, 2019.

PROSPECTUS

Tellurian Inc.

45,999,999
Shares of Common Stock

        This prospectus relates to the offer and sale, from time to time, of shares of our common stock held by TOTAL Delaware, Inc., a Delaware limited liability company and a subsidiary of TOTAL S.A. We will not receive any proceeds from sales of common stock by the selling stockholder.

        The selling stockholder may sell the shares of common stock offered by this prospectus from time to time as it may determine through ordinary brokerage transactions, directly to market makers, in private sales, through dealers or agents or through any other means described in "Plan of Distribution." The selling stockholder may sell the shares of common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholder will be responsible for any commissions due to brokers, dealers or agents and similar fees and fees of counsel incurred by such selling stockholder. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock offered by this prospectus.

        Our common stock is listed on the Nasdaq Capital Market under the ticker symbol "TELL." On July 18, 2019, the closing price of our common stock as reported on the Nasdaq Capital Market was $7.03 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is July 19, 2019.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process on Form S-3. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." Under the shelf registration, the selling stockholder may sell up to 45,999,999 shares of our common stock.

        You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        In this prospectus, references to "Tellurian," the "Company," the "issuer," "we," "us" or "our" refer to Tellurian Inc. (which, until February 10, 2017, was known as Magellan Petroleum Corporation) and its subsidiaries, unless the context suggests otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file annual, quarterly, and other reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov and at our website address at http://www.tellurianinc.com. However, information on our website will not be considered a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the SEC. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement are on file at the offices of the SEC, and may be inspected without charge at those offices, and copies may be obtained from the SEC at prescribed rates. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 27, 2019;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 8, 2019;

  •
  our Current Reports on Form 8-K filed with the SEC on March 4, 2019, April 3, 2019, April 24, 2019, May 24, 2019, May 28, 2019, June 6, 2019 and July 10, 2019; and

  •
  the description of our common stock contained in the Form 8-K filed with the SEC on June 26, 2013, as the same may be amended from time to time, and as superseded by the disclosures in "Description of Our Capital Stock" herein.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit thereto, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We will furnish to you, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to those documents. You may request a copy of those filings at no cost by writing or telephoning our corporate secretary at the following address, telephone number, facsimile number or e-mail address:

Tellurian Inc.
Attention: Corporate Secretary
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Telephone No.: (832) 962-4000
Facsimile No.: (832) 962-4055
E-mail: CorpSec@tellurianinc.com

        Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

 ABOUT TELLURIAN INC.

Our Business

        Tellurian intends to create value for stockholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide (the "Business"). We are developing a portfolio of natural gas production, liquefied natural gas ("LNG") marketing, and infrastructure assets that includes an LNG terminal facility (the "Driftwood terminal") and three related pipelines (the "Pipeline Network"). We refer to the Driftwood terminal, the Pipeline Network and our existing and planned natural gas production assets collectively as the "Driftwood Project." Our Business may be developed in phases.

        The proposed Driftwood terminal will have a liquefaction capacity of approximately 27.6 million tonnes per annum ("mtpa") and will be situated on approximately 1,000 acres in Calcasieu Parish, Louisiana. The proposed Driftwood terminal will include up to 20 liquefaction trains, three full containment LNG storage tanks and three marine berths. We have entered into four lump sum turnkey engineering, procurement and construction agreements with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for the construction of the Driftwood terminal.

        The proposed Pipeline Network is currently expected to consist of three pipelines, the Driftwood pipeline, the Haynesville Global Access Pipeline and the Permian Global Access Pipeline. The Driftwood pipeline will be a 96-mile large diameter pipeline that will interconnect with 14 existing interstate pipelines throughout southwest Louisiana to secure adequate natural gas feedstock for the Driftwood terminal. The Driftwood pipeline will be comprised of 48-inch, 42-inch, 36-inch and 30-inch diameter pipeline segments and three compressor stations totaling approximately 274,000 horsepower, all as necessary to provide approximately 4 billion cubic feet per day ("Bcf/d") of average daily natural gas transportation service.

        The Haynesville Global Access Pipeline is expected to run approximately 200 miles from northern to southwest Louisiana. The Permian Global Access Pipeline is expected to run approximately 625 miles from west Texas to southwest Louisiana. Each of these pipelines is expected to have a diameter of 42 inches and be capable of delivering approximately 2 Bcf/d of natural gas. We are also considering the potential development of a fourth pipeline, the Delhi Connector Pipeline, which would run approximately 180 miles from Perryville/Delhi in northeast Louisiana to Lake Charles, Louisiana.

        Our upstream properties, acquired in a series of transactions during 2017 and 2018, consist of 10,233 net acres and 57 producing wells (19 operated) located in the Haynesville Shale trend of north Louisiana. These wells have net current production as of May 2019 of approximately 28 million cubic feet of natural gas per day (MMcf/d). As of December 31, 2018, our estimate of SEC-based net proved reserves in these properties was approximately 265 billion cubic feet of natural gas equivalent (Bcfe). We began drilling certain locations on our properties in the fourth quarter of 2018, which we plan on completing in 2019 using the proceeds from one of our senior secured term loans.

        In connection with the implementation of our Business, we are offering limited partnership interests in a subsidiary, Driftwood Holdings LP ("Driftwood Holdings"), which will own the Driftwood Project. We are also in the process of seeking long-term LNG sale and purchase contracts from customers for the LNG to be produced by the Driftwood terminal. We have engaged Goldman Sachs & Co. and Société Générale to serve as financial advisors for Driftwood Holdings. We also continue to develop our LNG marketing activities.

Recent Developments

Contribution Agreement and LNG SPA

        On July 10, 2019, Driftwood Holdings entered into an equity capital contribution agreement (the "Contribution Agreement") with TOTAL Delaware, Inc. ("TOTAL"), a Delaware limited liability company and a subsidiary of TOTAL S.A., whereby TOTAL agreed to make a $500 million capital commitment to Driftwood Holdings in exchange for Class A limited partnership interests in Driftwood Holdings. The closing of the transactions contemplated by the Contribution Agreement is subject to the satisfaction of certain closing conditions, including Tellurian's affirmative final investment decision ("FID") with respect to "Phase 1" of the Driftwood Project.

        Subject to the terms and conditions of the Contribution Agreement, upon the occurrence of FID with respect to Phase 1 of the Driftwood Project, TOTAL Gas & Power North America, Inc., an affiliate of TOTAL ("TOTAL Gas & Power"), and Driftwood LNG LLC, a wholly-owned subsidiary of the Company ("Driftwood LNG"), will enter into a sale and purchase agreement (the "LNG SPA") pursuant to which TOTAL Gas & Power will have the right to purchase from Driftwood LNG approximately 1.0 mtpa of LNG from the Driftwood terminal. The form of the LNG SPA is attached as an exhibit to the Contribution Agreement.

JKM LNG SPA

        Also on July 10, 2019, Tellurian Trading UK Ltd, a subsidiary of the Company ("Tellurian Trading"), and TOTAL Gas & Power entered into a sale and purchase agreement pursuant to which TOTAL Gas & Power has the right to purchase from Tellurian Trading approximately 1.5 mtpa of LNG on a free on board basis at prices based on the Japan Korea Marker index price, subject to the terms and conditions of the agreement.

Our Company

        The Company was founded in 1957 and incorporated in Delaware in 1967 as Magellan Petroleum Corporation. We changed our corporate name to Tellurian Inc. shortly after completing a merger transaction with Tellurian Investments Inc., a Delaware corporation (now known as Tellurian Investments LLC, a Delaware limited liability company), in February 2017. Our common stock has been trading on the Nasdaq Stock Market since 1972. It currently trades under the ticker symbol "TELL."

        Our principal executive offices are located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, and our telephone number is (832) 962-4000. We maintain a website at http://www.tellurianinc.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the following risks, the risks set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated in this prospectus by reference, as well as the risk factors set forth in any applicable prospectus supplement and the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus. If any of the events described in such "Risk Factors" disclosures occurs or such risks otherwise materialize, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected.

Risks Relating to this Offering

Resales of our common stock in the public market may cause the trading price to fall.

        Resales of a substantial number of shares of our common stock could depress the trading price of our common stock. This offering of common stock by the selling stockholder could reduce the trading price of the stock and could result in resales of our common stock by our other current stockholders. If our stockholders sell substantial amounts of our common stock in the public market following the offering contemplated by this prospectus, the trading price of our common stock could fall.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our common stock.

        It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of "United States real property interests" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations. As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may be subject to U.S. federal income tax on any gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain. In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold. In addition, such non-U.S. investors may be subject to withholding if, at the time they dispose of their shares, our common stock is not regularly traded on an established securities market within the meaning of the applicable Treasury regulations. So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. investor who has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor's holding period for its shares may be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA. See "Material United States Federal Income Tax Considerations to Non-U.S. Holders."

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference in this prospectus, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "initial," "intend," "may," "plan," "potential," "project," "should," "will," "would," and similar expressions are intended to identify forward-looking statements. These forward-looking statements relate to, among other things:

  •
  our businesses and prospects and our overall strategy;

  •
  planned or estimated capital expenditures;

  •
  availability of liquidity and capital resources;

  •
  our ability to obtain additional financing as needed and the terms of financing transactions, including at Driftwood Holdings;

  •
  revenues and expenses;

  •
  progress in developing our projects and the timing of that progress;

  •
  future values of our projects or other interests, operations or rights; and

  •
  government regulations, including our ability to obtain, and the timing of, necessary governmental permits and approvals.

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks and uncertainties are described in the "Risk Factors" sections of our Annual Report on Form 10-K and other filings with the SEC that are incorporated by reference in this prospectus, and additional risk factors that may be set forth in any applicable prospectus supplement, and include such factors as:

  •
  the uncertain nature of demand for and price of natural gas and LNG;

  •
  risks related to shortages of LNG vessels worldwide;

  •
  technological innovation which may render our anticipated competitive advantage obsolete;

  •
  risks related to a terrorist or military incident involving an LNG carrier;

  •
  changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities;

  •
  governmental interventions in the LNG industry, including increases in barriers to international trade;

  •
  uncertainties regarding our ability to maintain sufficient liquidity and capital resources to implement our projects;

  •
  our limited operating history;

  •
  our ability to attract and retain key personnel;

  •
  risks related to doing business in, and having counterparties in, foreign countries;

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  our reliance on the skill and expertise of third-party service providers;

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  the ability of our vendors to meet their contractual obligations;

  •
  risks and uncertainties inherent in management estimates of future operating results and cash flows;

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  our ability to maintain compliance with our senior secured term loans and other agreements;

  •
  changes in competitive factors, including the development or expansion of LNG, pipeline and other projects that are competitive with ours;

  •
  development risks, operational hazards and regulatory approvals;

  •
  our ability to enter into and consummate planned financing and other transactions; and

  •
  risks and uncertainties associated with litigation matters.

        The forward-looking statements in this prospectus, or in any prospectus supplement, speak as of the date hereof, or thereof, as applicable. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

 USE OF PROCEEDS

        The proceeds from the sale of the shares of common stock that may be offered pursuant to this prospectus will be received directly by the selling stockholder, and we will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDER

        On August 2, 2016, Tellurian Investments Inc., Magellan Petroleum Corporation, a Delaware corporation ("Magellan"), and River Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Magellan, entered into an Agreement and Plan of Merger providing for the merger of Tellurian Investments Inc. with a subsidiary of Magellan (the "Merger").

        On December 19, 2016, Tellurian Investments Inc. entered into a Common Stock Purchase Agreement (the "2016 CSPA") with TOTAL pursuant to which, on January 3, 2017, which was the closing date of such transaction, Tellurian Investments Inc. issued to TOTAL 35,384,615 shares of common stock of Tellurian Investments Inc. (the "Tellurian Investments Common Shares") for an aggregate purchase price of approximately $207 million.

        On January 3, 2017, in connection with the 2016 CSPA, Magellan and TOTAL entered into a Guaranty and Support Agreement (the "Guaranty and Support Agreement") pursuant to which Magellan agreed, among other things, to provide TOTAL, as the holder of the Tellurian Investments Common Shares, with certain registration rights relating to the common stock of Magellan issuable to TOTAL upon conversion or exchange of the Tellurian Investments Common Shares and with pre-emptive rights in connection with certain offerings of equity securities. Also on January 3, 2017, Magellan, TOTAL, Charif Souki, the Souki Family 2016 Trust, and Martin Houston entered into a Voting Agreement (the "2017 Voting Agreement") pursuant to which Mr. Souki, the Souki Family 2016 Trust, and Mr. Houston agreed to vote all shares of the combined company's stock they own in favor of the appointment of one board designee of TOTAL to the board of directors of Magellan effective upon the closing of the Merger.

        On February 10, 2017, upon the closing of the Merger, each Tellurian Investments Common Share was cancelled and converted into the right to receive 1.300 shares of Tellurian common stock, resulting in the issuance to TOTAL of 45,999,999 shares of Tellurian common stock. On the same date, Magellan changed its name to "Tellurian Inc." and a TOTAL designee was appointed to the board of directors of Tellurian.

        On May 10, 2017, pursuant to the Guaranty and Support Agreement, Tellurian and TOTAL entered into a Pre-emptive Rights Agreement pursuant to which TOTAL was granted a right to purchase its pro rata portion of any new equity securities that Tellurian may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain excepted offerings.

        On April 3, 2019, Tellurian entered a Common Stock Purchase Agreement (the "2019 CSPA") with TOTAL pursuant to which TOTAL agreed to purchase, and Tellurian agreed to issue and sell in a private placement to TOTAL, 19,872,814 shares of Tellurian common stock in exchange for a cash purchase price of $10.064 per share. Under the terms of the 2019 CSPA, Tellurian agreed (i) to provide TOTAL with certain registration rights relating to the Tellurian common stock held by TOTAL and (ii) to grant certain anti-dilution rights to TOTAL that will entitle TOTAL to purchase additional shares of Tellurian common stock under certain circumstances. The closing of the private placement is subject to the satisfaction of certain closing conditions, including (i) FID with respect to "Phase I" of the Driftwood Project; (ii) Tellurian acquiring a 7.2% interest in Driftwood Holdings, the entity that will hold the Driftwood Project, for $1.0 billion; and (iii) certain other customary closing conditions.

        Also on April 3, 2019, Tellurian and TOTAL entered into a Heads of Agreement pursuant to which the parties agreed to use good faith and commercially reasonable efforts to enter into definitive documents relating to (i) a $500 million investment by TOTAL in Phase I of the Driftwood Project, (ii) a sales and purchase agreement pursuant to which TOTAL will have the right to purchase 1.0 mtpa of LNG from the Driftwood terminal and (iii) a sales and purchase agreement pursuant to which TOTAL will have the right to acquire a further 1.5 mtpa of LNG from Tellurian or one of its affiliates free on board at prices based on the Japan Korea Marker index price.

        On July 10, 2019, Tellurian and TOTAL entered into definitive agreements as contemplated by the HOA and as described in "About Tellurian Inc.—Recent Developments."

        Also on July 10, 2019, the Company entered into Amendment No. 1 (the "Voting Agreement Amendment") to the 2017 Voting Agreement. Pursuant to the Voting Agreement Amendment, (i) each of Mr. Brooke Peterson and Messrs. Souki and Houston has provided a letter to TOTAL confirming his intent, subject to certain conditions and exceptions, to vote, as a member of the board of directors of Tellurian in favor of a policy to declare and pay a dividend to the holders of common stock of the Company of a minimum of 50% of the Company's available cash and (ii) in the event any of those directors leave the Tellurian board of directors, each of Messrs. Souki and Houston and the Souki Family 2016 Trust would agree to vote their shares of Company stock, and the Company would make commercially reasonable efforts, to elect a successor director who is willing to provide a similar letter to TOTAL.

        The resale of the 45,999,999 shares of Tellurian common stock held by TOTAL as of the date hereof is being registered with the SEC under the registration statement of which this prospectus is a part. TOTAL is referred to herein as the "selling stockholder." The table below sets forth certain information regarding the selling stockholder and the shares of our common stock offered by it in this prospectus.

	Ownership Before Offering			Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned(2)	Total number of shares of common stock offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
TOTAL Delaware, Inc.(3)	45,999,999	19.0%	45,999,999	0	*	%

Total	45,999,999	19.0%	45,999,999	0	*	%

*
represents less than 1%.

(1)
Represents the share ownership of the selling stockholder after completion of this offering based on the assumptions that (a) all 45,999,999 shares registered for resale by the registration statement of which this prospectus is a part will be sold and (b) that no other shares of our common stock are acquired by the selling stockholder (including pursuant to the 2019 CSPA) or are sold prior to the completion of this offering by the selling stockholder.

(2)
Based on 242,214,647 shares of Tellurian common stock issued and outstanding as of July 18, 2019. If all closing conditions of the 2019 CSPA were satisfied, the 19,872,814 shares of Tellurian common stock were issued to TOTAL pursuant to the 2019 CSPA, and no other shares of Tellurian common stock were issued by the Company or were acquired or sold by the selling stockholder, the selling stockholder would own approximately 25.1% of the issued and outstanding shares of Tellurian common stock.

(3)
Based upon information set forth in Amendment No. 3 to the Schedule 13D filed with the SEC on April 5, 2019 by TOTAL Delaware, Inc. and TOTAL S.A., TOTAL Delaware, Inc. and TOTAL S.A. share voting and dispositive power with respect to all of the 45,999,999 shares of Tellurian common stock listed as beneficially owned in the table above.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
TO NON-U.S. HOLDERS

        The following summary is a description of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders (as defined below). The discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of its personal circumstances. In particular, this discussion does not address the U.S. federal income tax consequences of ownership of our common stock by investors that do not hold the stock as a capital asset within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to beneficial owners subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

  •
  certain electing traders in securities;

  •
  persons holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a straddle or synthetic security;

  •
  persons subject to the alternative minimum tax;

  •
  certain former citizens or long-term residents of the United States;

  •
  foreign governments or international organizations;

  •
  banks or other financial institutions;

  •
  controlled foreign corporations and passive foreign investment companies, each as defined for U.S. federal income tax purposes, and shareholders of such entities;

  •
  insurance companies;

  •
  entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

  •
  pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

        Non-U.S. holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. tax laws or state or local tax laws that may be applicable to a particular investor and does not consider any aspects of U.S. federal estate or gift tax law.

        You are a "non-U.S. holder" of our common stock if you are a beneficial owner of the stock and are not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of the source of such income; or

  •
  a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences of such partnership and the partners in such partnership generally will depend on the status of each of the partners and the activities of the partnership. Partners of partnerships considering the purchase of our common stock are encouraged to consult with their independent tax advisors.

        This summary is based upon the Code, existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Such a change could affect the continuing validity of this discussion and may adversely affect a non-U.S. holder. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the conclusions described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock.

        IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU ARE ENCOURAGED TO CONSULT WITH AN INDEPENDENT TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME AND ESTATE TAX LAWS, AS WELL AS OTHER U.S. FEDERAL TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION. THIS DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.

Dividend Distributions

        Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. "permanent establishment" maintained by such non-U.S. holder). Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock (determined on a share by share basis), and, to the extent such distribution exceeds the non-U.S. holder's adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our common stock as described below under "Sale, Exchange or Other Taxable Disposition of Stock." Any such distributions will also be subject to the rules, regulations and obligations discussed below under the heading "Foreign Accounts."

        Under the terms of an applicable U.S. income tax treaty (if any), the withholding tax might not apply, or might apply at a reduced rate. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and disclosure requirements (generally by providing our paying agent or a relevant withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Dividends that are effectively connected with the conduct of a non-U.S. holder's trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. "permanent establishment" maintained by such non-U.S. holder) are not subject to U.S. federal withholding tax if such non-U.S. holder provides our paying agent or a relevant withholding agent with an IRS Form W-8ECI, but generally will be subject to U.S. federal income tax on a net-income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income.

Sale, Exchange or Other Taxable Disposition of Stock

        Subject to the discussions below under "Information Reporting and Backup Withholding" and "Foreign Accounts," any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a United States real property holding corporation (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the non-U.S. holder's holding period for its shares of our common stock and, if shares of our common stock are "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

        Gain described in the first bullet point above will be subject to U.S. federal income tax in the same manner as that of a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

        It is likely that we are currently a USRPHC for U.S. federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market within the meaning of the applicable Treasury regulations, only a non-U.S. holder who holds or held more than 5% of our common stock at any time during the shorter of (i) its holding period and (ii) the five-year period preceding the date of disposition (a "greater-than-five-percent shareholder") will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than-five-percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. Such a non-U.S. holder generally will be required to file a U.S. federal income tax return in respect of such gain. No withholding is required upon any sale or other taxable disposition of our common stock if it is regularly traded on an established securities market. If we are a USRPHC and our common stock ceases to be regularly traded on an established securities market, a non-U.S. holder will be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding, generally at a rate of 15%, on the gross proceeds thereof, regardless of such non-U.S. holder's percentage ownership of our common stock.

Information Reporting and Backup Withholding

        We and other withholding agents must report annually to the IRS the amount of dividends or other distributions paid to non-U.S. holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides, under the provisions of an applicable income tax treaty.

        A non-U.S. holder will not be subject to backup withholding (the current rate of which is 24%) on reportable payments the non-U.S. holder receives on shares of our common stock if the non-U.S. holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report to the IRS the amount of proceeds paid to the non-U.S. holder and to backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder's status as a non-U.S. person or other exempt status.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Foreign Accounts

        Sections 1471 through 1474 of the Code (commonly referred to as "FATCA") generally impose a 30% withholding tax on "withholdable payments," which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of our common stock, recently proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, eliminate this requirement. Prospective non-U.S. holders should consult their own tax advisors with respect to the potential tax consequences of FATCA.

PLAN OF DISTRIBUTION

        The selling stockholder may offer and sell shares of our common stock from time to time using this prospectus. We will not receive any of the proceeds of the sales of these shares.

        The selling stockholder may offer and sell shares directly to purchasers using this prospectus. The selling stockholder may donate, pledge or otherwise transfer in a non-sale related transaction its shares to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

        The selling stockholder may from time to time offer shares through brokers, dealers, agents or underwriters. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). Any brokerage commissions, underwriting discounts and similar selling expenses attributable to the sale of shares covered by this prospectus by the selling stockholder will be borne by it. We will bear the other costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

        Any brokers, dealers or agents who participate in the distribution of the shares by the selling stockholder may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act.

        A prospectus supplement or document incorporated by reference may be filed to disclose additional information with respect to any sale or other distribution of the shares.

        The selling stockholder may act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the Nasdaq Capital Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

        The shares may be sold according to any one or more of the methods described above. In addition, subject to compliance with applicable law, the selling stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholder may write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus. The selling stockholder may offer and sell the shares under any other method permitted by applicable law.

        If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, disclosing the material terms and conditions of these arrangements.

        The selling stockholder may also sell its shares in accordance with Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

        The selling stockholder may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

        Our amended and restated certificate of incorporation authorizes us to issue 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 per share. As of July 18, 2019, 242,214,647 shares of our common stock were issued and outstanding and 6,123,782 shares of Tellurian Series C convertible preferred stock (the "Preferred Shares") were issued and outstanding.

        The rights of the holders of our common stock and Preferred Shares are governed by the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation, our amended and restated by-laws and the certificate of designations governing the Preferred Shares.

        The following is a summary of the material terms of our capital stock, and is qualified in its entirety by reference to the complete text of our amended and restated certificate of incorporation, our amended and restated by-laws and the certificate of designations governing the Preferred Shares, each of which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Common Stock

Voting Rights

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Under our amended and restated by-laws, unless otherwise provided in our amended and restated certificate of incorporation or the DGCL with respect to a specified action, matters to be voted on by stockholders are generally decided by a majority of the votes cast, except that contested elections of directors will be decided by a plurality vote. Our amended and restated by-laws provide that the presence at a stockholders' meeting of one-third of the voting power of our outstanding stock entitled to vote at the meeting will constitute a quorum.

Dividend and Distribution Rights

        Holders of outstanding shares of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. In the event of our liquidation, dissolution, or winding up of our affairs, holders of our common stock will be entitled to receive ratably our net assets available to the stockholders.

Preemptive, Conversion and Redemption Rights

        Holders of our outstanding common stock have no conversion or redemption rights. In addition, holders of our common stock have no preemptive rights under the DGCL. However, TOTAL has a contractual right to purchase its pro rata portion of any new equity securities that Tellurian may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain exceptions. TOTAL also has certain anti-dilution rights that will entitle it to purchase additional shares of our common stock under certain circumstances if all or a portion of our acquisition of an interest in Driftwood Holdings is financed with securities convertible into our common stock. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then-existing stockholders may be diluted.

Trading Market

        Our common stock is listed for trading on the Nasdaq Capital Market under the ticker symbol "TELL." On July 18, 2019, the closing price of our common stock as reported on the Nasdaq Capital Market was $7.03 per share.

Registrar and Transfer Agent

        Our registrar and transfer agent for all shares of common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock Generally

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 100,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

Series C Convertible Preferred Stock

Voting Rights

        Holders of the Preferred Shares will be entitled to one vote for each Preferred Share held on matters submitted to a vote of common stockholders.

Conversion

        Holders of the Preferred Shares may convert all or any portion of such shares for shares of Tellurian common stock on a one-for-one basis. At any time after "Substantial Completion" of "Project 1," each as defined in and pursuant to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC, a Delaware limited liability company and a subsidiary of Tellurian, and Bechtel, or at any time after March 21, 2028, Tellurian has the right, at its option, to cause not less than all of the Preferred Shares to be converted into shares of Tellurian common stock on a one-for-one basis. The conversion ratio will be subject to customary anti-dilution adjustments.

Dividends

        The Preferred Shares do not have dividend rights. Tellurian will be prohibited from paying dividends on its common stock so long as the Preferred Shares remain outstanding.

Liquidation

        In the event of any liquidation, dissolution or winding up of the affairs of Tellurian (a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of Tellurian, holders of the Preferred Shares will be entitled to receive the greater of (i) an amount in cash equal to $8.16489 per Preferred Share and (ii) the amount that would be received by the holders of the Preferred Shares had such holders converted the Preferred Shares into Tellurian common stock immediately prior to the Liquidation Event.

Priority

        So long as any Preferred Shares remain outstanding, Tellurian may not, without the consent of the holders of at least a majority of the Preferred Shares, authorize the issuance of any class of shares that is pari passu with or senior to the Preferred Shares in the payment of dividends or the distribution of assets following a Liquidation Event, except in limited circumstances.

Anti-Takeover Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

        Our amended and restated certificate of incorporation and amended and restated by-laws also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage, or prevent a change in control of us, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders' shares.

        Among other things, our amended and restated certificate of incorporation and amended and restated by-laws:

  •
  divide our board of directors into three classes serving staggered three-year terms, which could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors;

  •
  provide that all vacancies on the board of directors, including newly created directorships, will, except as otherwise required by law, be filled by the vote of a majority of directors then in office;

  •
  provide our board of directors with the ability to authorize currently undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences designated by the board that could have the effect of impeding the success of any attempt to change control of us;

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days, and not more than 120 days, prior to the first anniversary of the prior year's annual meeting (or, in the case of a special meeting, not less than 90 days or more than 120 days prior to the date of the meeting). Our amended and restated by-laws specify the information that must be included in a stockholder's notice. These requirements may prevent stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide that stockholders may not act by written consent in lieu of a meeting unless the action, and the taking of such action by written consent, has been approved in advance by the board of directors;

  •
  provide that stockholders are not permitted to call special meetings of stockholders. Only our chairman of the board, president, and the board of directors are permitted to call a special meeting of stockholders; and

  •
  provide that our board of directors may alter, amend, or repeal our by-laws or approve new by-laws without further stockholder approval, and provide that a stockholder amendment to the by-laws requires a favorable vote of two-thirds of the voting power of all outstanding voting stock.

Anti-Takeover Provisions of Delaware Law

        We are subject to the anti-takeover provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        Section 203 defines a "business combination" as a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or, in some cases, within the three prior years did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is subject to the three-year moratorium unless:

  •
  our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        These provisions may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including by discouraging takeover attempts that might result in a premium over the market price for the shares of our stock and that are favored by the holders of a majority of our then-outstanding stock.

LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus. If legal matters in connection with offerings made under this prospectus are acted on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement to the extent required.

EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Tellurian's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information contained in the documents we include herein and incorporate by reference into this prospectus with respect to the Company's oil and gas reserves is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, and has been included and incorporated by reference into this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Tellurian Inc.

45,999,999
Shares of Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses (other than underwriting discounts and commissions to be paid by us) expected to be incurred by the registrant in connection with the issuance and distribution of the securities covered by this Registration Statement. All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission (the "SEC"), and will be borne by the registrant.

SEC registration fee	$38,580.38
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous fees and expenses	$3,000.00

Total	$91,580.38

Item 15.    Indemnification of Directors and Officers.

        Tellurian Inc. ("Tellurian") is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") contains provisions for the indemnification and insurance of directors, officers, employees, and agents of a Delaware corporation against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

  (a)
  A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

  (b)
  A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation in an action or suit by or in the right of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

  (c)
  A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit, or proceeding.

  (d)
  A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

        Tellurian's amended and restated bylaws generally provide that Tellurian shall indemnify its directors and officers and advance funds for litigation expenses to the fullest extent permitted by

Delaware law, as may be amended from time to time. In addition, Tellurian has entered into written agreements with each of its directors and officers to generally indemnify and advance expenses to those individuals to the fullest extent permitted by Delaware law.

        In addition, pursuant to Section 102(b)(7) of the DGCL, Tellurian's amended and restated certificate of incorporation provides that a director of Tellurian shall not be personally liable to Tellurian or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  (a)
  for any breach of the director's duty of loyalty to Tellurian or its stockholders;

  (b)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (c)
  under Section 174 of the DGCL (relating to unlawful payment of dividends or stock repurchases); or

  (d)
  for any transaction from which the director derived an improper personal benefit.

        Tellurian maintains directors' and officers' insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Item 16.    Exhibits.

Exhibit No.		Description
2.1+		Agreement and Plan of Merger, dated as of August 2, 2016, by and among Magellan Petroleum Corporation, Tellurian Investments Inc., and River Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on August 3, 2016), as amended by First Amendment to Agreement and Plan of Merger, dated as of November 23, 2016 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 29, 2016) and Second Amendment to Agreement and Plan of Merger, dated as of December 19, 2016 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on December 21, 2016)

3.1		Amended and Restated Certificate of Incorporation of Tellurian Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on September 22, 2017)

3.1.1		Certificate of Designations of Series C Convertible Preferred Stock of Tellurian Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 21, 2018)

3.2		Amended and Restated Bylaws of Tellurian Inc. (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on September 22, 2017)

5.1	*	Opinion of Davis Graham & Stubbs LLP

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of Netherland, Sewell & Associates, Inc.

23.3	*	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney (included in the signature pages hereto)

*
Filed herewith.

+
Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or attachment to the SEC upon request.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that:

          Paragraphs (1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 19, 2019.

TELLURIAN INC.
By:	/s/ Meg A. Gentle
	Name:	Meg A. Gentle
	Title:	President and Chief Executive Officer (as Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel A. Belhumeur and Meredith S. Mouer, and each or any one of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, ratifying and confirming all that said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Meg A. Gentle Meg A. Gentle	Director, President and Chief Executive Officer (Principal Executive Officer)	July 19, 2019
/s/ Antoine J. Lafargue Antoine J. Lafargue	Chief Financial Officer (Principal Financial Officer)	July 19, 2019
/s/ Khaled A. Sharafeldin Khaled A. Sharafeldin	Chief Accounting Officer (Principal Accounting Officer)	July 19, 2019
/s/ Charif Souki Charif Souki	Director and Chairman	July 19, 2019

Name	Title	Date

/s/ Martin J. Houston Martin J. Houston	Director and Vice Chairman	July 19, 2019
/s/ Diana Derycz-Kessler Diana Derycz-Kessler	Director	July 19, 2019
/s/ Dillon J. Ferguson Dillon J. Ferguson	Director	July 19, 2019
Eric P. Festa	Director
/s/ Brooke A. Peterson Brooke A. Peterson	Director	July 19, 2019
/s/ Don A. Turkleson Don A. Turkleson	Director	July 19, 2019